Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Fifth Third Bancorp on Form S-8 of our reports dated February 12, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Fifth Third Bancorp’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets) and August 22, 2003, incorporated by reference in the Annual Report on Form 10-K of Fifth Third Bancorp for the year ended December 31, 2002 and appearing in the Annual Report on Form 11-K of the Fifth Third Bancorp Frozen Successor Plan for the year ended December 31, 2002, respectively.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

September 19, 2003